EXHIBIT 10.34

FIFTH AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER, dated as of December 29, 2015 (this “Amendment”), is by and among JAMBA, INC., a Delaware corporation (the “Parent”), JAMBA JUICE COMPANY, a California corporation (the “Borrower”), the Subsidiary Guarantors party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”).

RECITALS

A. Reference is made to the Credit Agreement, dated as of February 14, 2012 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Parent, the Borrower, and the Bank. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B. The Borrower has requested certain amendments to the Credit Agreement and for the Bank to waive certain Events of Default and the Bank has agreed to make such amendments and to grant such waiver on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Amendments to CREDIT AGREEMENT

1.1          Amendments to Section 1.1 (Defined Terms) of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)          The defined terms “Consolidated EBITDAR”, “Consolidated Funded Debt”, “Consolidated Leverage Ratio”, “Consolidated Rent Expense” and “Specified Conditions” are hereby deleted from Section 1.1 of the Credit Agreement.

(b)          The definitions of “Consolidated EBITDA” and “Fixed Charge Coverage Ratio” are hereby deleted in their entirety and replaced with the following:

“Consolidated EBITDA” means, for the Parent and its Subsidiaries, on a consolidated basis, for any period, the aggregate of (i) Consolidated Net Income of the Parent and its Subsidiaries for such period, plus (ii) the sum of depreciation, amortization of intangible assets, interest expense, and income tax expense, plus (iii) non-cash share based compensation expense, plus (iv) non-cash asset impairment losses, plus (v) one-time severance costs related to the retirement of the Chief Executive Officer of the Borrower, in an aggregate amount not to exceed $793,000, plus (vi) other non-recurring costs and expenses acceptable to the Lender in its sole discretion, minus (vii) interest income, all to the extent taken into account in the calculation of Consolidated Net Income of the Parent and its Subsidiaries for such period.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus Capital Expenditures minus dividends and other distributions (including the repurchase or other acquisition of shares of Capital Stock of the Parent) (other than dividends paid on preferred stock), each for the period of four fiscal quarters ending on such date, to (b) Consolidated Fixed Charges as of such date; provided that, for purposes of calculating the Fixed Charge Coverage Ratio as of any period, Consolidated EBITDA shall be increased by proceeds from disposition of stores owned by the Parent and its Subsidiaries as part of a refranchising program or otherwise during such period.

(c)          The following defined terms are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“Fifth Amendment Effective Date” means December 29, 2015.

“Specified Condition” means, for any fiscal quarter, at all times during such fiscal quarter, (i) unrestricted cash of the Credit Parties, minus (ii) outstanding Revolving Loans, shall exceed $15,000,000.

1.2          Amendments to Section 2.1 (Commitments). Section 2.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

The Bank agrees, on the terms and conditions set forth herein, to make loans (each a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time before the Revolving Credit Termination Date; provided that, immediately after each Revolving Loan is made, the Revolving Credit Exposure shall not exceed $10,000,000 (as such figure may be reduced from time to time as provided in this Agreement, the “Revolving Credit Commitment”). Subject to Section 3.2, the Borrower may borrow under this Section 2.1(a), repay or prepay Revolving Loans and reborrow under this Section 2.1(a) at any time before the Revolving Credit Termination Date.

1.3          Amendments to Article VI (Financial Covenants). Article VI of the Credit Agreement are hereby deleted in its entirety and replaced with the following:

ARTICLE VI

FINANCIAL COVENANTS

Until payment in full of all Obligations of the Borrower to the Bank and the termination of the Revolving Credit Commitment, each of the Parent and the Borrower covenants and agrees that it will not:

6.1 Minimum Consolidated EBITDA. Permit Consolidated EBITDA for the period of four fiscal quarters ending as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2015, to be less than $7,500,000, provided that the foregoing financial covenant shall not be tested for any fiscal quarter so long as the Specified Condition is satisfied with respect to such fiscal quarter.

6.2 Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2015 to be less than 2.00 to 1.00.

6.3 Minimum Consolidated Tangible Net Worth. Permit, at any time on or after December 31, 2015, Consolidated Tangible Net Worth to be less than $3,500,000.

6.4 Maximum Capital Expenditures. Permit Capital Expenditures for the fiscal year ending December 31, 2016 to be greater than $8,500,000.

1.4          Amendments to Section 7.4 (Disposition of Assets) of the Credit Agreement. Section 7.4(vi) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(vi) the sale or other disposition of stores (and related assets) owned by the Parent and its Subsidiaries, in one or more transactions after the Fifth Amendment Effective Date, as part of a refranchising program, for fair value and for cash, provided that (x) the Parent and its Subsidiaries collectively own at least 75 stores after giving effect to such sale or disposition, (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (z) after giving effect to any such sale or other disposition (and any other such sales or dispositions occurring prior to or contemporaneously therewith), the Credit Parties would be in compliance with the financial covenants in Article VI on a pro forma basis, recomputed as of the end of the most recent period of four fiscal quarters for which financial statements have been delivered pursuant to Section 5.1(a) and (b) as if such sale or disposition had occurred on the first day of such period.

1.5          Amendments to Section 7.6 (Restricted Payments) of the Credit Agreement. Section 7.6(iv) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(iv)         the repurchase of the common Capital Stock of the Parent in the fiscal years ending December 31, 2014, December 31, 2015 and December 31, 2016, in an aggregate amount not exceeding $40,000,000 in the aggregate.

1.6          Amendments to Exhibit B (Compliance Certificate) to the Credit Agreement. Exhibit B to the Credit Agreement is hereby amended in its entirety as set forth on Appendix I to this Amendment.

ARTICLE II

LIMITED WAIVER

The Bank hereby waives any Event of Default arising under the Credit Agreement as a result of (i) the failure of the Borrower to comply with the Minimum Consolidated Tangible Net Worth in Section 6.3 of the Credit Agreement at any time prior to the Fifth Amendment Effective Date and (ii) the failure of the Borrower to comply with the Minimum Fixed Charge Coverage Ratio in Section 6.2 of the Credit Agreement for the fiscal quarter ending September 30, 2015; provided that the foregoing waiver shall not be deemed to modify or affect the obligations of the Credit Parties to comply with each and every other obligation, covenant, duty, or agreement under the Credit Agreement and the other Credit Documents, in each case as amended, from and after the date hereof. The waiver in this Article II is a one-time waiver and shall not be construed to be a waiver of or in any way obligate the Bank to waive any other Default or Event of Default under the Credit Agreement and the other Credit Documents that may occur from and after the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to the Bank as follows:

3.1          Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties of the Credit Parties contained in the Credit Agreement and each other Credit Document is true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

3.2          No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

3.3          Authorization. The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the corporate authority of each Credit Party, (ii) have been duly authorized by all necessary corporate action of the each Credit Party, (iii) do not and will not violate any provision of law, statute, rule or regulation to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party, (iv) do not violate or breach any provision of the governing documents of any Credit Party, and (v) do not violate or breach any agreement or other instrument binding upon any Credit Party, in each case under this clause (v) where such violation or breach, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.4          Governmental Approvals. The execution, delivery and performance of this Amendment by each Credit Party do not require the approval or consent of, or filing with, any Governmental Authority, except such approvals or consents as have been obtained and are in full force and effect and such filings as have been made.

3.5          Enforceability. This Amendment has been duly executed and delivered by the each Credit Party and constitutes each Credit Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity and conflicts of laws or by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights.

ARTICLE IV

conditions OF EFFECTIVENESS

This Amendment shall become effective as of the date hereof (the “Fifth Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a)          The Bank shall have received from each party hereto either (i) a counterpart of this Amendment signed on behalf of each Credit Party and the Bank, or (ii) written evidence satisfactory to the Bank (which may include facsimile or other electronic image scan transmission of a signed signature page of this Amendment) that each such party has signed a counterpart of this Amendment.

(b)          The Bank shall have received payment of an amendment fee in the amount of $10,000.

(c)          The Bank shall have received a third amended and restated promissory note, duly executed by the Borrower for the account of the Bank.

(d)          The Bank shall have received payment of all other fees and other amounts due and payable on or prior to the Fifth Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel to the Bank) required to be reimbursed or paid by the Borrower under the Credit Agreement, this Amendment or any other Credit Document.

ARTICLE V

AFFIRMATION OF OBLIGATIONS

5.1          Affirmation of Obligations. Each Credit Party hereby approves and consents to the amendments contemplated by this Amendment and agrees that its obligations under the Credit Documents to which it is a party shall not be diminished as a result of the execution of this Amendment. This acknowledgement by each Credit Party is made and delivered to induce the Bank to enter into this Amendment, and each Credit Party acknowledges that the Bank would not enter into this Amendment in the absence of the acknowledgements contained herein.

5.2          Liens. Each Credit Party hereby ratifies and confirms the grant of a security interest in and Lien on the Collateral contained in the Security Documents that were executed in connection with the Credit Agreement, which security interest and Lien shall continue in full force and effect without interruption.

ARTICLE VI

MISCELLANEOUS

6.1          Release. In consideration of the Bank's willingness to enter into this Amendment, the Credit Parties hereby release the Bank and each of its respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Credit Documents on or prior to the date hereof.

6.2          Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

6.3          Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

6.4          Expenses. The Borrower agrees on demand (i) to pay all reasonable fees and expenses of counsel to the Bank, and (ii) to reimburse the Bank for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith.

6.5          Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

6.6          Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6.7          Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

6.8          Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Credit Agreement to be executed by their duly authorized officers as of the date first above written.

THE BORROWER:

JAMBA JUICE & COMPANY

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	Executive Vice President, CFO

THE PARENT:

JAMBA, INC.

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	Executive Vice President, CFO

THE SUBSIDIARY GUARANTORS:

JAMBA JUICE ADVERTISING FUND INC.

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	Executive Vice President, CFO

TALBOTT TEAS INC.

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	CFO

THE BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Cavan J. Harris
Name:	Cavan J. Harris
Title:	Senior Vice President